EXHIBIT 23

[LETTERHEAD OF BANKS, FINLEY, WHITE & CO.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement listed below of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of the Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2006, which report  appears in the annual report on Form 11-K of the Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2006:

Registration Statement No. 33-26251 on Form S-8, dated
December 20, 1988

/s/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia
June 28, 2007